Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2016

WELLESLEY, Mass., April 29, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $732 thousand for the quarter ended March 31, 2016, compared to net income of $459 thousand for the same period in 2015. The results for the quarter represent an increase of 59.5%, as compared to the prior year first quarter results. Diluted earnings per share were $0.31 and $0.20 for the quarters ended March 31, 2016 and 2015, respectively. Total assets were $620.5 million at March 31, 2016, a decrease of $701 thousand, or 0.1%, from December 31, 2015 as net loans increased $4.3 million and deposits increased $7.6 million while short-term borrowings declined $10.0 million. A portion of the funds obtained in the Company's issuance of $10.0 million in subordinated debentures in December 2015 were used to pay off maturing Federal Home Loan Bank ("FHLB") advances during the first quarter of 2016.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with the significant earnings improvement from prior year levels as we realize the benefits of prior period investments in our banking and wealth management units. We look forward to extending our brand and banking culture to the Newton community as we open our newest office in Newton Centre this spring."

First Quarter Earnings
Net income increased $273 thousand, or 59.5%, for the quarter ended March 31, 2016 compared to the quarter ended March 31, 2015, as net interest income and noninterest income increased, partially offset by an increase in noninterest expenses. Net interest income increased $485 thousand, or 11.2%, to $4.8 million for the quarter ended March 31, 2016, as compared to the quarter ended March 31, 2015. This increase was primarily due to increased interest income as the average balance of our loan portfolio increased, partially offset by higher interest expense as the average balance of deposits and borrowings also increased. The yield on earning assets for the quarter ended March 31, 2016 was 4.00%, an increase of one basis point from the quarter ended March 31, 2015. Deposit and borrowing costs were 0.97% for the quarter ended March 31, 2016 compared to 0.79% for the quarter ended March 31, 2015 as we absorbed the cost of the subordinated debentures and the greater use of term certificates and FHLB advances to fund loan growth. The net interest margin was 3.20% for the 2016 quarter, compared to 3.35% for the 2015 quarter. We recorded a provision for loan losses of $62 thousand for the quarter ended March 31, 2016, an increase of $12 thousand over the prior year period, reflecting the increase in loan balances while balances of impaired and non-performing loans have declined in recent quarters. Noninterest income totaled $345 thousand for the quarter ended March 31, 2016, an increase of $100 thousand, or 40.8%, compared to the prior year period. Wealth management fees increased $116 thousand compared to the quarter ended March 31, 2015, primarily due to an increase in assets under management, while income from mortgage banking activities declined slightly. Total noninterest expenses increased $132 thousand to $3.9 million for the quarter ended March 31, 2016. Occupancy and equipment costs increased $71 thousand from the prior year period as we incurred costs associated with the spring opening of our Newton Centre office. Our staffing levels and other operating costs were relatively consistent on a comparative basis as we focus on improving efficiencies within our organization.

Balance Sheet Growth
Total assets were $620.5 million at March 31, 2016, representing a decrease of $701 thousand compared to $621.2 million at December 31, 2015. The decrease was primarily related to a reduction in the level of cash and cash equivalents, offset by growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased while short-term borrowings decreased.

Net loans totaled $511.6 million at March 31, 2016, an increase of $4.3 million, as compared to December 31, 2015. Residential mortgage loans increased $5.0 million to $261.4 million at March 31, 2016, primarily due to growth in our adjustable-rate mortgage portfolio, as we continue to emphasize residential lending while retaining adjustable-rate mortgages in our portfolio. Our portfolios of commercial real estate and commercial and industrial loans increased $1.8 million and $3.7 million, respectively, as we focus on growing those portions of our portfolio. Construction loans decreased $3.7 million to $91.1 million at March 31, 2016, compared to $94.9 million at December 31, 2015, primarily due to the completion and payoff of several speculative construction projects during the quarter. Securities available for sale increased $4.7 million as excess liquidity as of the end of 2015 was reinvested.

Deposits increased $7.6 million to $471.3 million at March 31, 2016. The increase was primarily attributable to an increase in demand deposit accounts of $6.6 million and an increase of $3.7 million in money market accounts, while savings accounts decreased $2.8 million. We have emphasized commercial deposit accounts in our business development efforts which contributed to much of the deposit growth during the quarter. Long-term FHLB advances were nearly unchanged from end-of-year levels while short-term borrowings, consisting entirely of advances from the FHLB, decreased by $10.0 million to $10.0 million at March 31, 2016 as a portion of excess funds were used to pay off maturing advances.

Stockholders' equity increased $1.3 million to $53.5 million, primarily due to earnings and the impact of stock compensation plans during the year. At March 31, 2016, the Company's ratio of stockholders' equity to total assets was 8.62%, compared to 8.40% at December 31, 2015.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre the bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Interest and dividend income:
Interest and fees on loans	$ 5,557	$ 4,846
Other interest and dividend income	452	310
Total interest and dividend income	6,009	5,156
Interest expense	1,201	833

Net interest income	4,808	4,323
Provision for loan losses	62	50

Net interest income, after provision for loan losses	4,746	4,273

Total noninterest income	345	245

Noninterest expenses:
Salaries and employee benefits	2,302	2,312
Occupancy and equipment	724	653
Professional fees	191	172
Other general and administrative	689	637
Total noninterest expenses	3,906	3,774

Income before income taxes	1,185	744
Provision for income taxes	453	285

Net income	$ 732	$ 459

Other Data:
Return on average assets (1)	0.47%	0.35%
Return on average equity (1)	5.54%	3.77%
Net interest margin (1)	3.20%	3.35%
Earnings per common share:
Basic	$0.32	$0.20
Diluted	$0.31	$0.20
Weighted average shares outstanding:
Basic	2,318,937	2,306,684
Diluted	2,339,800	2,318,594
Stockholders' equity to total assets at end of period	8.62%	9.21%
Book value per common share at end of period	$21.76	$20.37
Nonperforming loans to total loans at end of period	0.19%	1.05%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 18,377	$ 28,178
Certificates of deposit	100	100
Securities available for sale, at fair value	67,131	62,434
Federal Home Loan Bank of Boston stock, at cost	5,137	5,524
Loans held for sale	1,480	1,131

Loans	516,755	512,419
Less allowance for loan losses	(5,174)	(5,112)
Loans, net	511,581	507,307

Bank-owned life insurance	7,131	7,073
Premises and equipment, net	3,660	3,468
Other assets	5,884	5,967

Total assets	$620,481	$621,182

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 71,268	$ 64,638
Interest-bearing	400,049	399,100
	471,317	463,738

Short-term borrowings	10,000	20,000
Long-term debt	72,776	72,860
Subordinated debt	9,743	9,734
Accrued expenses and other liabilities	3,144	2,672
Total liabilities	566,980	569,004

Stockholders' equity	53,501	52,178

Total liabilities and stockholders' equity	$620,481	$621,182

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CONTACT: Wellesley Bancorp, Inc. - Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550